                                                FILED PURSUANT TO RULE 424(b)(3)

                                           REGISTRATION STATEMENT NO. 333-105582

PROSPECTUS



                         [GRAPHIC OMITTED]MILLENIUM CELL

                        3,854,000 SHARES OF COMMON STOCK

         The selling stockholder listed under the section entitled "Selling Stockholder," or its pledgees or assignees, is offering for sale up to 3,854,000 shares of our common stock for resale to the public. The selling stockholder will be selling shares of common stock that it can acquire upon conversion of up to $3 million principal amount of unsecured convertible debentures, including the issuance of shares in lieu of interest payments on unsecured convertible debentures of the Company.

         We will not receive any proceeds from the resale of shares of common stock by the selling stockholder. We are paying the expenses of this offering.

         Our common stock is traded on the NASDAQ NATIONAL MARKET where it trades under the Symbol: MCEL. On June 10, 2003, the last reported sale price of our common stock on the NASDAQ NATIONAL MARKET was $1.65 per share.

                         THIS INVESTMENT INVOLVES RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 5

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    ----------------------------------------
         The information in this prospectus is not complete and may change. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  The date of this Prospectus is June 30, 2003

         You should rely only on the information incorporated by reference or contained in this prospectus or a prospectus supplement or amendment. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or a prospectus supplement or amendment. Our business, financial condition, results of operations and prospects may have changed since that date.


                                TABLE OF CONTENTS
                                -----------------

                                                                      PAGE
                                                                      ----

Prospectus Summary..................................................    1
Risk Factors........................................................    5
Use of Proceeds.....................................................    15
Selling Stockholder.................................................    15
Plan of Distribution................................................    17
Legal Matters.......................................................    19
Experts.............................................................    19
Where You Can Find Additional Information...........................    19


                           FORWARD-LOOKING STATEMENTS
                           --------------------------

         Some of the statements under "Risk Factors" elsewhere in this prospectus and elsewhere in filings by the Company with the Securities and Exchange Commission contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties. Statements that are not statements of historical fact may be deemed to be forward-looking information. When we use words such as "plan," "believe," "expect," "anticipate," "intend" or similar expressions, we are making forward-looking statements. You should not rely on forward-looking statements because they are subject to a number of assumptions concerning future events, and are subject to a number of uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from those indicated. Please note that we disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. These factors include, but are not limited to, the following: (i) the cost and timing of development and market acceptance of, and the availability of components and raw materials required by, a hydrogen fuel storage and delivery system, (ii) competition from current, improving and alternate power technologies, (iii) our ability to access the proceeds of our secured debenture financing program, (iv) our ability to protect our intellectual property, (v) our ability to budgeted revenue and expense amounts, (vi) our ability to generate revenues from the sale or license of, or provision of services related to, our technology, (vii) our ability to form strategic alliances or partnerships to help promote our technology and achieve market acceptance, (viii) our ability to generate design, engineering, or management services revenue opportunities in the hydrogen generation or fuel cell markets, and (ix) other factors detailed from time to time in our filings with the Securities and Exchange Commission.

                               PROSPECTUS SUMMARY
                               ------------------

         This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors".

                                   THE COMPANY
                                   -----------

         We were formed as a Delaware limited liability company in 1998, organized and began operations on January 1, 1999 and converted into a Delaware corporation on April 25, 2000. We are an emerging technology company engaged in the business of developing innovative fuel systems for the safe storage, transportation and generation of hydrogen for use as an energy source.

         We have developed and applied for patents for a proprietary process called Hydrogen on Demand(TM) that safely generates hydrogen from environmentally friendly raw materials. Our technology can be used to generate hydrogen for use by fuel cells in the production of electricity, generate hydrogen for use by modified internal combustion engines, and provide hydrogen for other industrial purposes. In the proprietary process, the energy potential of hydrogen is carried in the chemical bonds of sodium borohydride, which in the presence of a catalyst releases hydrogen. The primary input components of the reaction are water and sodium borohydride, a derivative of borax, which is found in substantial natural reserves globally.

         Our principal executive offices are located at 1 Industrial Way West, Eatontown, New Jersey 07724 and our telephone number at that location is (732) 542-4000. Our internet address is www.millenniumcell.com. The information contained in or connected to our website is not incorporated by reference in this prospectus.

                                  THE OFFERING
                                  ------------

         The 3,854,000 shares of our common stock being offered by the selling stockholder consists of shares issuable upon conversion of up to $3 million principal amount of unsecured convertible debentures issued immediately following effectiveness of this registration statement upon exchange of secured convertible debentures as described below, including issuances in lieu of interest payments on unsecured convertible debentures of the Company. In accordance with the terms of the registration rights agreement with the selling stockholder, we determined the number of shares of common stock to be offered for resale by doubling the approximate number of shares that could be issued upon conversion of $3 million principal amount of unsecured convertible debentures based on the closing price of our common stock on May 20, 2003, discounted at 10%. The number of shares that we may actually issue may be more or less than the 3,854,000 shares being offered by the selling stockholder through this prospectus because the conversion of the unsecured convertible debentures may, at the option of the Company, be based on a formula that is dependent upon the market price of our common stock. If the market price of our common stock falls, we may be required to issue more shares of common stock upon conversion of unsecured convertible debentures. We determined the number of shares covered by this Prospectus in order to adequately cover a reasonable increase in the number required.

         The shares offered by the selling stockholder under this prospectus do not include shares which it may acquire from us in the future as a result of adjustments to the exercise price of the warrants or conversion price of the debentures due to sales by the Company of stock or stock equivalents at a price per share that is below the then applicable exercise or conversion price. Pursuant to a contractual obligation with the selling stockholder, if the exercise or conversion price is adjusted due to subsequent sales of stock or stock equivalents, the Company may be required to file a separate registration statement relating to any such shares.

         The selling stockholder pursuant to this prospectus may sell the shares of common stock offered for resale in a secondary offering.

                              THE PRIVATE PLACEMENT
                              ---------------------

         This Prospectus contains brief summaries of certain provisions of the securities purchase agreement, the registration rights agreement, the unsecured convertible debentures, the secured convertible debentures, including the exchange debenture attached as an exhibit thereto, the warrants and the continuing letter of credit agreement. Such summaries do not purport to be complete. For a full and complete statement of the terms and provisions of such instruments or agreements, reference is made to such securities purchase agreement, registration rights agreement, the unsecured convertible debentures, the secured convertible debentures, including the exchange debenture attached as an exhibit thereto, the warrants, and the continuing letter of credit agreement, each of which is filed as an exhibit to this registration statement or other filings made by the Company with the Securities and Exchange Commission. The descriptions of all such agreements or instruments are qualified in their entirety by such reference.

         On October 31, 2002, Millennium Cell Inc. (the "Company") entered into a private placement financing transaction with two "accredited investors" pursuant to the terms of a securities purchase agreement among the Company and the purchasers. The private placement was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of such Act. The placement consisted of the sale of 588,790 shares of common stock and warrants (with an exercise price of $2.32) to purchase 147,198 shares of common stock of the Company for gross proceeds of $1.0 million. Pursuant to the terms of the purchase agreement, one of the investors agreed to acquire $12 million of secured and unsecured debentures, convertible into common stock of the Company, subject to certain terms and conditions, and warrants. Convertible unsecured debentures with a principal amount of $3.5 million and warrants to acquire 242,678 shares (with an exercise price of $3.00 per share) were issued on December 26, 2002 following effectiveness of Registration Statement No. 333-101061 relating to the underlying shares of common stock. Interest accrues at a rate of 4% per annum with payments due quarterly. The unsecured debentures due date of June 30, 2003 has been extended to September 30, 2003, subject to an additional three thirty-day extensions at the mutual consent of the Company and the investor.

         On January 23, 2003, the Company's stockholders approved the issuance of $8.5 million of secured convertible debentures and warrants to acquire 589,376 shares at a special meeting of stockholders and the secured convertible debentures were issued on January 30, 2003. Interest accrues at money market rates with payments due quarterly. The secured convertible debentures are secured by a standby letter of credit issued by Wachovia Bank, National Association, with an aggregate face amount equal to the outstanding principal of the secured convertible debentures and are due in January 2006. The Company pledged to the bank as collateral the proceeds from the sale of the secured convertible debentures. Therefore, the Company does not have the ability to use the proceeds from the sale of the secured convertible debentures until the bank pledges are released upon exchange to unsecured convertible debentures.

         The Company is obligated in the future to register the resale of shares issuable on conversion of the $8.5 million principal amount of secured convertible debentures following exchange of such secured convertible debentures for unsecured convertible debentures. Each time the principal amount of outstanding unsecured convertible debentures is less than $1.0 million, a portion of the $8.5 million of secured convertible debentures will automatically convert into unsecured convertible debentures in increments of $3.0 million, $3.0 million and $2.5 million upon effectiveness of the registration statement relating to the underlying shares of common stock issuable upon conversion of such unsecured convertible debentures.

         The selling stockholder currently holds less than $1 million of unsecured convertible debentures and $8.5 million of secured convertible debentures. Upon effectiveness of this registration statement, $3 million of outstanding secured convertible debentures will be exchanged for unsecured convertible debentures and the letter of credit bank will release to the Company $3 million of cash pledged as collateral to secure the $3 million principal amount of secured convertible debentures being exchanged. Upon such exchange, the selling stockholder will hold $5.5 million principal amount of secured convertible debentures (which will be secured by the letter of credit) and less than $4 million principal amount of unsecured convertible debentures (which includes $3 million principal amount of unsecured convertible debentures issued upon exchange of secured convertible debentures). The shares offered for resale hereby are issuable to the selling stockholder upon conversion of $3 million principal amount of unsecured convertible debentures issued upon exchange of secured convertible debentures, including issuances of common stock in lieu of interest payments on unsecured convertible debentures of the Company.

         Shares offered for resale hereby are issuable to the selling stockholder upon conversion of unsecured convertible debentures under three different scenarios:

   o At the option of the holder, at any time and from time to time at $4.25 per share.

   o At the option of the Company, if (1) the average closing prices of the Company's common stock during any consecutive 30 trading days is equal to or greater than $5.10 per share and (2) the closing price for each of 15 trading days during such 30 trading day period which need not be consecutive is equal to or greater than $5.10.

   o The Company may also convert $300,000 (or up to $2.5 million with investor consent) of unsecured debentures each 10 trading days at an adjusted conversion price equal to the lesser of (i) $4.25 and (ii) the volume weighted average of closing prices for the 10 prior trading days discounted from 4% to 12%. The discount to the adjusted conversion price depends on the cumulative amount of debentures converted as of the respective dates of conversion.

         In addition, the Company has the option to issue freely tradable shares of common stock in lieu of interest payments on the unconverted and then outstanding principal amount of unsecured debentures. The number of shares of common stock issued in lieu of any interest payment will be equal to the amount of the interest payment divided by the average 5 day volume weighted average price of the stock for the five trading days immediately preceding the interest payment date.

         The secured convertible debentures are convertible at the option of the holder, at any time and from time to time at $4.25 per share. Following exchange of secured convertible debentures for unsecured convertible debentures, the convertible debentures so exchanged are also convertible at the option of the Company under the two circumstances set forth above.

         In order to exercise the Company's options to convert the debentures, certain equity conditions must be satisfied including the following:

                  (i) the number of authorized but unissued and otherwise unreserved shares of common stock is sufficient for such issuance;

                  (ii) such shares of common stock are registered for resale pursuant to an effective registration statement, and the prospectus thereunder is available for use to sell such shares or all such shares may be sold without volume restrictions pursuant to Rule 144(k) under the Securities Act;

                  (iii) the common stock is listed or quoted (and is not suspended from trading) on The NASDAQ National Market or SmallCap Market or other eligible market and such shares of common stock are approved for listing;

                  (iv) no event of default nor any event that with the passage of time and without being cured would constitute an event of default has occurred and not been cured; and

                  (v) no public announcement of a pending or proposed change of control transaction has occurred that has not been consummated.

         WARRANTS. We have also registered under separate prospectuses the resale of up to an aggregate of 1,248,069 shares which can be acquired from us upon exercise of presently outstanding warrants. These warrants are exercisable immediately at an exercise price of $2.32 (as to 147,198 shares), $3.00 (as to 242,678 shares) and $3.93 (as to 858,193 shares), which may change in the future based on certain anti-dilution adjustments.

         All warrants may not be exercised and all debentures may not be converted to the extent that a holder thereof would then beneficially own, together with its affiliates, more than 9.999% of our common stock then outstanding subsequent to the applicable conversion or exercise.

         RESALES OF COMMON STOCK. The following table summarizes the number of common shares that have been registered by the Company for potential resale in conjunction with (i) the sale of shares by the Company to private accredited investors in June and October 2002, (ii) shares issuable upon exercise of outstanding warrants and
(iii) shares issuable upon conversion of outstanding unsecured debentures:

                                                                                  COMMON STOCK
                               EFFECTIVE                       COMMON STOCK      ISSUABLE UPON
                                DATE OF                       ISSUABLE UPON      CONVERSION OF
           REGISTRATION      REGISTRATION     SALES OF         EXERCISE OF         UNSECURED        TOTAL COMMON
         STATEMENT NUMBER      STATEMENT    COMMON STOCK         WARRANTS          DEBENTURES     STOCK REGISTERED
         ----------------      ---------    ------------         --------          ----------     ----------------
        333-92144              10/04/02       1,075,268           268,817                  --         1,344,085
        333-101061             12/23/02         588,790           389,876           2,973,847         3,952,513
        333-103104              2/25/03                           589,376                               589,376
        Offered Hereby                               --                --           3,854,000         3,854,000
                                              ---------         ---------           ---------         ---------
        Total                                 1,664,058         1,248,069           6,827,847         9,739,974
                                              =========         =========           =========         =========

         Each time the principal amount of outstanding unsecured debentures is less than $1.0 million, a portion of the remaining $5.5 million of secured debentures will automatically exchange into unsecured debentures in increments of $3.0 million and $2.5 million upon effectiveness of the registration statement relating to the underlying shares of common stock. The Company is obligated in the future to register the resale of shares issuable on conversion of the $5.5 million principal amount of secured debentures following exchange of such secured debentures for unsecured debentures.

                                  RISK FACTORS
                                  ------------

         An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, the information in this prospectus and the additional information in our other reports on file with the Securities and Exchange Commission and the other documents incorporated by reference in this prospectus before deciding whether to invest in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

WE ARE A DEVELOPMENT STAGE COMPANY, WHICH HAS ONLY BEEN IN BUSINESS FOR A LIMITED TIME.

         We completed our initial public offering in August 2000. Due to the nature of the emerging industries in which we compete, much of our information rests on the beliefs formed by management and has not necessarily been supported by independent sources. As a result, there can be no guarantee as to the adequacy of our business plan. Due to the emerging nature of hydrogen storage and delivery technology, and fuel cell technology and alternative energy technology in general, your basis for evaluating us is limited.

WE HAVE INCURRED SUBSTANTIAL LOSSES AND EXPECT LOSSES FOR THE NEXT FEW YEARS. THERE CAN BE NO ASSURANCE THAT WE CAN ACHIEVE PROFITABILITY, AND EVEN IF WE DO BECOME PROFITABLE, THAT WE CAN SUSTAIN PROFITABILITY.

         We have incurred substantial losses since we were founded and we anticipate we will continue to incur losses over the next few years. We had an accumulated deficit of approximately $59,410,242 as of March 31, 2003. We expect to continue to incur net losses for the next few years as we continue to make significant investments in commercialization activities. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future.

WE EXPECT OUR FUTURE OPERATING RESULTS TO VARY QUARTER TO QUARTER, AND INCREASE THE LIKELIHOOD THAT WE MAY FAIL TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS AND INVESTORS AT ANY GIVEN TIME.

         We expect our revenues and operating results to vary significantly from quarter to quarter. In addition, the Company will be required to incur interest expense upon conversion of the unsecured convertible debentures into common stock at the time of, and to the extent of, such conversion. As a result of each of the foregoing, quarter-to-quarter comparisons of our revenues, interest expense and operating results may not be meaningful. In addition, due to our stage of development, we cannot predict our future revenues or results of operations accurately. It is possible that in one or more future quarters our operating results will fall below the expectations of securities analysts and investors. If this happens, the trading price of our common stock may decline.

WE MAY BE SUBJECT TO LITIGATION RESULTING FROM COMMON STOCK VOLATILITY, WHICH MAY RESULT IN SUBSTANTIAL COSTS AND A DIVERSION OF OUR MANAGEMENT'S ATTENTION AND RESOURCES AND COULD HAVE A NEGATIVE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS.

         The stock market has, from time to time, experienced extreme price and volume fluctuations. Many factors may cause the market price for our common stock to decline, perhaps substantially, including:

                o failure to meet our product development and commercialization milestones,

                o     demand for our common stock,

                o revenues and operating results failing to meet the expectations of securities analysts or investors in any quarter,

                o downward revisions in securities analysts' estimates or changes in general market conditions,

                o technological innovations by competitors or in competing technologies,

                o     investor perception of our industry or our prospects, or

                o     general technology or economic trends.

         In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. As a result, we may be involved in a securities class action litigation in the future. Such litigation often results in substantial costs and a diversion of management's attention and resources and could have a negative effect on our business and results of operations.

WE MAY NEED FUTURE CAPITAL TO COMPLETE OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION PLANS. IF WE ARE ABLE TO RAISE ADDITIONAL CAPITAL, IT MAY DILUTE YOUR OWNERSHIP OR RESTRICT OUR ABILITY TO RUN OUR BUSINESS.

         The Company's working capital requirements continue to be significant. To date, the Company has been dependent primarily on the net proceeds of its initial public offering and private placements of its equity securities. Other than the secured convertible debentures, the Company currently has no committed sources of, or other arrangements with respect to, additional financing. There can be no assurance that the Company's existing capital resources will be sufficient to fund the Company's future operations. If additional working capital is required, it may dilute your ownership or restrict our ability to run our business. In addition, conversion of the outstanding secured and unsecured convertible debentures will cause dilution.

         The Company's working capital requirements depend and will continue to depend on numerous factors, including the timing of revenues, the expense involved in commercializing its products, realizing cost reductions on its technology, and the cost involved in protecting the proprietary rights of the Company.

OUR FUTURE PLANS COULD BE ADVERSELY AFFECTED IF WE ARE UNABLE TO ATTRACT OR RETAIN KEY PERSONNEL.

         We have attracted a highly skilled management team and specialized workforce, including scientists, engineers, researchers and marketing professionals. Our future success is dependant in part on attracting and retaining qualified management and technical personnel. Our inability to hire qualified personnel on a timely basis, or the departure of key employees, could materially and adversely affect our development and commercialization plans and therefore, our business, prospects, results of operations and financial condition.

WE DO NOT INTEND TO PAY ANY DIVIDENDS.

         We have not declared and paid any dividends on our common stock and we do not intend to declare and pay any dividends on our common stock. Earnings, if any, will be used to finance and expand our business.

WE ARE SUBJECT TO NUMEROUS CONDITIONS AND RESTRICTIONS RELATING TO OUR ABILITY TO ACCESS THE PROCEEDS OF THE LETTER OF CREDIT SECURED CONVERTIBLE DEBENTURES. SUCH PROCEEDS MAY NOT ULTIMATELY BE AVAILABLE TO THE COMPANY.

         Upon effectiveness of this registration statement, the secured convertible debentures will be outstanding in aggregate principal amount of $5.5 million, are secured by a letter of credit equal to the principal amount of the secured debentures outstanding and are due January 30, 2006. The proceeds of such secured convertible debentures are pledged by the Company to the letter of credit bank as security. As a result, the proceeds of the secured convertible debentures are not available to the Company until such secured convertible debentures are exchanged for unsecured convertible debentures as described under "The Private Placement". The exchange of secured convertible debentures for unsecured convertible debentures is subject to numerous conditions including timely reduction of the then outstanding principal amount of unsecured convertible debentures to less than $1 million and successful registration of the resale of the common stock issuable upon conversion of the unsecured debentures issuable upon exchange of the related secured convertible debenture. If we are not able to exchange all of the letter of credit secured convertible debentures to unsecured convertible debentures and gain access to the proceeds from the letter of credit bank as described in the "Prospectus Summary - The Private Placement" section of this prospectus, we would need to raise additional capital to finance our business plan. Even if access to all the proceeds is available to the Company, we many nonetheless require additional working capital if our expenses exceed budgeted levels or revenues fall short of projections.

WE MAY BE REQUIRED TO ISSUE MORE SHARES OF COMMON STOCK UPON ADJUSTMENT OF THE CONVERSION AND EXERCISE PRICES OF THE SECURITIES. SALES OF SUBSTANTIAL AMOUNTS OF COMMON STOCK IN THE PUBLIC MARKET COULD REDUCE THE MARKET PRICE OF OUR COMMON STOCK AND MAKE IT MORE DIFFICULT FOR US AND OUR STOCKHOLDERS TO SELL OUR EQUITY SECURITIES IN THE FUTURE.

         If we sell stock or stock equivalents at a price per share that is below either the then-applicable conversion price of the debentures or below the exercise price of the warrants, then the conversion or exercise price, as applicable, of the debentures and warrants may adjust downward, subject to certain enumerated exceptions. The number of additional shares of common stock to which the holders of these securities would be entitled depends on the price at which we sell our stock. Furthermore, at any time and from time to time after the effectiveness of any registration statement relating to the resale of shares for this financing program, and if certain conditions are met, we have the right, upon 10 trading days' prior notice, to require the conversion of $300,000 (increased to up to $2,500,000 with the investor's consent) of unsecured convertible debentures into common stock. The conversion prices, at the time and to the extent of the conversion, will be determined based on a discount ranging from 4% to 12% on the volume weighted average closing price for the 10 trading days prior to the conversion. As a result of the foregoing, we may be required to issue more shares of common stock upon the conversion and exercise of the securities issued or issuable as part of the private placement transaction.

         Sales of substantial amounts of common stock in the public market could reduce the market price of our common stock and make it more difficult for us and our stockholders to sell our equity securities in the future.

         The number of shares previously registered and registered hereby relating to unsecured debentures and to be registered in the future relating to the letter of credit secured convertible debentures when exchanged for unsecured debentures includes substantially more than the number of shares that the investor is currently eligible to receive upon the conversion of the convertible debentures. We are obligated to register for resale more shares than are currently issuable under all of the unsecured convertible debentures and may be required in the future to register for resale more shares than are currently issuable under the warrants, pursuant to contractual obligations with the selling stockholders and to ensure that a sufficient number of shares is registered in the event that exercise price or conversion price adjustments are made. If the price of our common stock decreased substantially and we sold shares at a price lower than the conversion or exercise prices of the securities issued or issuable as part of the private placement, the issuance of a greater number of shares under those securities could have an effect on the control of our Company. The securities, however, cannot be converted or exercised to the extent that a selling stockholder would then own, together with its respective affiliates, more than 9.999% of the shares of common stock then outstanding subsequent to the applicable conversion or exercise.

         Although the sale of these additional shares to the public might increase the liquidity of our stockholders' investments, the increase in the number of shares available for public sale could drive the price of our common stock down, thus reducing the value of your investment and perhaps hindering our ability to raise additional funds in the future. In addition, to the extent other restricted shares become freely available for sale, whether through an effective registration statement or under Rule 144 of the Securities Act, or if, we issue additional shares that might be or become freely available for sale, you could expect our stock price to decrease.

FAILURE TO COMPLY WITH A NUMBER OF FINANCIAL COVENANTS COULD RESULT IN AN EVENT OF DEFAULT UNDER THE UNSECURED CONVERTIBLE DEBENTURES.

         At all times when unsecured convertible debentures are outstanding, the Company covenants that it will not permit its cash balance ratio to outstanding unsecured indebtedness to be less than 1.25 to 1. A failure to comply with this covenant will be an event of default and the holder has the right to require the Company to prepay 125% of the outstanding unsecured convertible debentures and 100% of the outstanding letter of credit secured convertible debentures or, if letter of credit secured debentures have been exchanged, 125% of the outstanding unsecured debentures issued on exchange thereof, plus accrued interest. Furthermore, an event of default would result if the closing price of the Company's common stock is less than $0.75 for 20 consecutive trading days or less than $0.50 for 10 consecutive trading days. Upon the occurrence of this event of default, the holder has the right to require the Company to prepay 100% of the outstanding unsecured and letter of credit secured convertible debentures or, if letter of credit secured debentures have been exchanged, the unsecured debentures issued on exchange thereof, plus accrued interest. The unsecured convertible debentures, the letter of credit secured debentures and, if the letter of credit debentures are exchanged, the unsecured debentures issued on exchange thereof, as well as the continuing letter of credit agreement executed by the Company in connection with issuing the letter of credit, all contain additional events of default. Under the unsecured convertible debentures, the letter of credit secured debentures, and, if the letter of credit debentures are exchanged, the unsecured debentures issued on exchange thereof, if any other event of default occurs, the holder has the right to require the Company to prepay 130% of the outstanding principal amount of the unsecured and letter of credit secured debentures or, if letter of credit secured debentures have been exchanged, the unsecured debentures issued on exchange thereof, plus accrued interest. The occurrence of an event of default would have a material adverse effect on the Company.

IF WE ARE UNABLE TO CONTINUE TO COMPLETE PROTOTYPE DEVELOPMENT AND ENGINEERING OF COMMERCIALLY VIABLE HYDROGEN GENERATION SYSTEMS, WE WILL NOT BE ABLE TO BUILD OUR BUSINESS AS ANTICIPATED.

         We have produced and are currently demonstrating a number of test and evaluation systems and are continuing our efforts to decrease the costs of our systems' components and subsystems, improve their overall reliability and efficiency and ensure their safety. In addition, while we are conducting tests to predict the overall life of our systems, we have not yet tested our system's longevity for the useful life required for commercialization.

FAILURE TO MEET MILESTONES AND PERFORMANCE GOALS WITH POTENTIAL CUSTOMERS COULD DELAY OR IMPEDE COMMERCIALIZATION OF OUR TECHNOLOGY. POTENTIAL PURCHASERS OF OUR SYSTEMS MAY DECLINE TO PURCHASE THEM OR CHOOSE TO PURCHASE ALTERNATE TECHNOLOGIES.

         We have established product development and commercialization milestones and a timeline for achieving development goals related to our technology, design improvements and fuel cost reduction goals. Delays and missed milestones may have a material impact on our commercialization schedule. If we experience delays in meeting our development goals or our systems experience technical defects or if we are unable to meet cost or performance goals, including system efficiency, or hydrogen output useful life and reliability, our commercialization schedule could be delayed. In such event, potential purchasers of our commercial systems may choose alternative technologies and any delays could allow potential competitors to gain market advantages.

OUR HYDROGEN GENERATION SYSTEMS MAY ONLY BE COMMERCIALLY VIABLE AS A COMPONENT OF OTHER COMPANIES' PRODUCTS, AND THESE COMPANIES MAY CHOOSE NOT TO INCLUDE OUR SYSTEMS IN THEIR PRODUCTS.

         To be commercially viable, our hydrogen generation systems must be integrated into products manufactured by original equipment manufacturers, which are known as OEMs. We can offer no guarantee that OEMs will manufacture appropriate products or, if they do manufacture such products, that they will choose to use our sodium borohydride hydrogen generation systems. Any integration, design, manufacturing or marketing problems encountered by OEMs could adversely affect the market for our hydrogen generation systems and our financial results.

ANY PERCEIVED PROBLEM WHILE CONDUCTING DEMONSTRATIONS OF OUR TECHNOLOGY COULD HURT OUR REPUTATION AND THE REPUTATION OF OUR PRODUCTS, WHICH WOULD IMPEDE THE DEVELOPMENT OF OUR BUSINESS.

         We are currently field-testing our sodium borohydride technology and we plan to conduct additional field tests in the future. Although to date we have not experienced significant problems in our field-testing, these field tests may encounter problems and delays for a number of reasons, including the failure of our technology, the failure of the technology of others, the failure to combine these technologies properly and the failure to maintain and service the test prototypes properly. Many of these potential problems and delays are beyond our control. In addition, field test programs, by their nature, involve delays and modifications. Any problem or perceived problem with our field tests could hurt our reputation and the reputation of our products.

A MASS MARKET FOR OUR PRODUCTS MAY NEVER DEVELOP OR MAY TAKE LONGER TO DEVELOP THAN WE ANTICIPATE.

         A mass market may never develop for sodium borohydride hydrogen generation systems, or may develop more slowly than we anticipate. Fuel cells and internal combustion engines operating on hydrogen generation systems represent an emerging market, and we do not know whether end-users will want to use them. The development of a mass market for these systems may be affected by many factors, some of which are beyond our control, including:

                o the acceptance in mass markets of hydrogen as an alternative fuel source,

                o the cost competitiveness of our hydrogen generation systems,

                o acceptance of fuel cells as a reliable cost competitive energy source,

                o the emergence of newer, more competitive technologies and products,

                o     the future cost of sodium borohydride,

                o     regulatory requirements,

                o     consumer perceptions of the safety of our products, and

                o     consumer reluctance to try a new product.

         If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our products and we may never achieve profitability.

SINCE ZERO EMISSION VEHICLE REQUIREMENTS CAN BE MET WITHOUT USING FUEL CELLS, TRANSPORTATION INDUSTRY MANUFACTURERS MAY USE OTHER TECHNOLOGIES TO MEET REGULATORY REQUIREMENTS.

         It is possible to meet the zero emission vehicle requirements imposed by California and certain northeastern states by using technologies other than our sodium borohydride hydrogen generation systems. In addition, some major transportation industry manufacturers are seeking to develop their own proprietary fuel cell systems with different hydrogen sources. We can offer no assurance that transportation industry manufacturers will use our sodium borohydride hydrogen generation technology in their vehicles to meet regulatory requirements. Their failure to do so could have a negative effect on our business and financial results.

CHANGES IN ENVIRONMENTAL POLICIES COULD RESULT IN TRANSPORTATION INDUSTRY MANUFACTURERS ABANDONING THEIR INTEREST IN FUEL CELL POWERED VEHICLES. THIS MAY SUBSTANTIALLY LESSEN THE MARKET FOR OUR PRODUCTS AND HARM THE DEVELOPMENT OF OUR BUSINESS.

         To date, the interest in fuel cell technology in the transportation industry has been driven in large part by environmental laws and regulations mainly in California and, to a lesser extent, certain northeastern states. There can be no guarantee that these laws and regulations will not change. Changes in these laws and regulations could result in transportation industry manufacturers abandoning their interest in fuel cell powered vehicles. In addition, if current laws and regulations in the United States and Europe are not kept in force or if further environmental laws and regulations are not adopted in these jurisdictions as well as in other jurisdictions, demand for vehicular fuel cells may be limited.

         Although the development of alternative energy sources, and in particular fuel cells, has been identified as a significant priority by many governments, we cannot assure you that governments will not change their priorities or that any such change would not negatively affect our business or the development of our products.

WE WILL CONTINUE TO FACE INTENSE COMPETITION FROM ENERGY TECHNOLOGY COMPANIES AND MAY BE UNABLE TO COMPETE SUCCESSFULLY.

         Our products face and will continue to face significant competition. New developments in technology may negatively affect the development or sale of some or all of our products or make our products uncompetitive or obsolete. A large number of corporations, national laboratories and universities in the United States, Canada, Europe and Japan are pursuing alternative hydrogen storage and delivery technologies. These entities, many of which have substantially greater resources than we do, are currently engaged in the development of products and technologies that are similar to, or may be competitive with, certain of our products and technologies.

         As more potential competitors understand the potential of fuel cells to replace existing power sources and the necessity of hydrogen to power those fuel cells, there will be increased competition in the hydrogen delivery and storage product segment. This competition will come from current storage technologies, from improvements to current storage technologies and from new alternative storage technologies. We will compete in each of our target markets based on that market's desired product characteristics, such as safety, cost, size, environmental impact, ease of use and a variety of other attributes. Depending on the specific desired attributes of each market and application, our technology may or may not be able to compete successfully.

OUR FAILURE TO OBTAIN OR MAINTAIN THE RIGHT TO USE CERTAIN INTELLECTUAL PROPERTY MAY NEGATIVELY AFFECT OUR BUSINESS.

         Our future success and competitive position depends in part upon our ability to obtain or maintain certain proprietary intellectual property to be used in our principal products. This may be achieved in part by prosecuting claims against others who we believe are infringing on our rights and by defending claims of intellectual property infringement by our competitors. While we are not currently engaged in any material intellectual property litigation, we could become subject to lawsuits in which it is alleged that we have infringed the intellectual property rights of others or we could commence lawsuits against others who we believe are infringing upon our rights. Our involvement in intellectual property litigation could result in significant expense to us, adversely affecting the development of sales of the challenged product or intellectual property and diverting the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor. In the event of an adverse outcome as a defendant in any such litigation, we may, among other things, be required to:

                o     pay substantial damages,

                o cease the development, manufacture, use, sale or importation of products that infringe upon other patented intellectual property,

                o expend significant resources to develop or acquire non-infringing intellectual property,

                o discontinue processes incorporating infringing technology, or

                o     obtain licenses to the infringing intellectual property.

         An adverse outcome as plaintiff, in addition to the costs involved, may, among other things, result in the loss of the patent in a suit by a holding of invalidity or unenforceability, significantly increase competition as a result of the holding, and require the payment of penalties resulting from counterclaims by the defendant.

         We cannot assure you that we would be successful in such development or acquisition or that such licenses would be available upon reasonable terms. Any such development, acquisition or license could require the expenditure of substantial time and other resources and could have a negative effect on our business and financial results.

WE MAY NOT BE ABLE TO PROTECT THE RIGHTS TO OUR INTELLECTUAL PROPERTY.

         Failure to protect our existing intellectual property rights may result in the loss of our exclusivity or the right to use our technologies. If we do not adequately ensure our freedom to use certain technology, we may have to pay others for rights to use their intellectual property, pay damages for infringement or misappropriation and/or be enjoined from using such intellectual property. We rely on patent, trade secret, trademark and copyright law to protect our intellectual property. The patents that we have obtained will expire as early as 2015 and the most recently filed applications, if issued, will not expire until 2021. Some of our intellectual property is not covered by any patent or patent application. As we further develop our system and related intellectual property, we expect to seek additional patent protection. Our patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. Accordingly, we cannot assure you that:

                o any of the patents owned by us or other patents that other parties license to us in the future will not be invalidated, circumvented, challenged, rendered unenforceable or licensed to others, or

                o any of our pending or future patent applications will be issued with the breadth of claim coverage sought by us, if issued at all, or

                o any patents owned by or licensed to us, although valid, will not be dominated by a patent or patents to others having broader claims.

         In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

         We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or patentable, in part by confidentiality agreements. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons will not assert rights to intellectual property arising out of these relationships.

         The members of our scientific advisory board are employed by entities other than us, some of which may compete with us. We have not entered into non-competition agreements with any of our scientific advisors. If any of them were to consult with or become employed by any of our competitors, our business could be negatively affected.

SODIUM BOROHYDRIDE IS CURRENTLY A SPECIALTY CHEMICAL, PRODUCED IN LIMITED QUANTITIES AND SOLD AT HIGH MARGINS. AS A RESULT, THE ENERGY PRODUCED BY OUR SYSTEMS MAY COST MORE THAN ENERGY PROVIDED THROUGH CONVENTIONAL AND ALTERNATIVE SYSTEMS. ACCORDINGLY, OUR SYSTEMS MAY BE LESS ATTRACTIVE TO POTENTIAL USERS.

         Our systems' ability to produce energy depends on the availability and pricing of sodium borohydride. Sodium borohydride is currently a specialty chemical that has limited commercial use and is not manufactured in vast quantities. There are a limited number of manufacturers of sodium borohydride located in the United States and Europe and there can be no assurance that the high cost of this specialty chemical will be reduced.

         We believe that we can compete in the portable power and micro power markets at the current price of sodium borohydride, but it will be necessary to scale-up production of the chemical to be cost competitive in the transportation markets. If market acceptance of our technology increases in the transportation, portable power and battery markets, we believe that this increase in demand for sodium borohydride will result in the need for additional global manufacturing capacity. There can be no assurance that we will be able to successfully engage other companies to increase the production of sodium borohydride to meet the required demand.

         If the price of sodium borohydride is such that the energy produced by our systems costs more than the energy provided through conventional and other alternative systems, our systems may be less attractive to potential users.

IF LOWER COST PROCESSES FOR THE MANUFACTURE OF SODIUM BOROHYDRIDE ARE NOT DEVELOPED AND DEMONSTRATED, OUR COMMERCIALIZATION PLANS IN THE TRANSPORTATION INDUSTRY MAY BE HINDERED.

         If lower cost processes for the manufacture of sodium borohydride are not developed, it may negatively affect our ability to compete in all the potential markets we intend to pursue, particularly the transportation markets. This may have an adverse effect on our growth of operations and our financial results.

WE ARE DEPENDENT ON COMPANIES OR GOVERNMENTAL AGENCIES TO DEVELOP THE INFRASTRUCTURE REQUIRED TO USE OUR TECHNOLOGIES IN CERTAIN APPLICATIONS OR MARKETS.

         Our supply chain plan is focused primarily on the global joint development and licensing of a proprietary process for the manufacture and regeneration of sodium borohydride with large, industrial partners including borate producers, industrial hydrogen providers, chemical providers, and major energy producers (including oil, gas, and electricity companies). Our success in this area is dependent on our ability to enter into partnerships or other cooperative arrangements with these companies. In addition, in the transportation markets, it will be necessary to make changes to the current fuel delivery infrastructure in order for our products to be used by consumers on a mass scale. There can be no assurance that we will be able to rely on companies and/or government agencies to make the infrastructure changes needed for our technology to be used on a mass scale in all potential markets.

ANY ACCIDENTS INVOLVING OUR PRODUCTS OR THE RAW MATERIALS USED IN OUR PRODUCTS COULD IMPAIR THEIR MARKET ACCEPTANCE.

         Sodium borohydride fuel solutions have a high pH, and may be corrosive and harmful to human skin. In powder form, it can be fatal if swallowed and may cause skin burns in contact with moist skin. The long-term health effects of the fuel have not been evaluated. If spilled in the ground or water it could adversely impact plant, marine, or animal life. Furthermore, if sodium borohydride comes into contact with water, it could generate flammable hydrogen gas. In solid form, sodium borohydride is also combustible and could produce hazardous and/or flammable decomposition products in a fire.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares by the selling stockholder.

                               SELLING STOCKHOLDER

         The following table sets forth information regarding the beneficial ownership of shares of common stock by the selling stockholder as of June 9, 2003, and the number of shares of common stock covered by this Prospectus. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The following table includes certain shares of common stock issuable upon exercise of certain warrants and upon conversion of certain convertible debentures. However, the selling stockholder is prohibited from acquiring shares of common stock under the debentures and the warrants (as applicable) to the extent that such acquisition would result in the selling stockholder, together with any of its respective affiliates, beneficially owning in excess of 9.999% of our common stock outstanding after such acquisition. The selling stockholder has not held any position or office and has not had any other material relationship with us or any of our affiliates within the past three years.

         The percentage of ownership for the selling stockholder disclosed in this table is based on 30,693,320 shares of common stock outstanding as of June 9, 2003, plus any common stock equivalents exercisable within 60 days and held by that holder. Both the number of shares listed as beneficially owned after the offering by the selling stockholder in the table and selling stockholder's percentage of share ownership after the offering are based on the assumption that all of the shares acquired by the selling stockholder and being offered hereunder are sold pursuant to this offering, and that no other shares of common stock are acquired or disposed of by the selling stockholder prior to the termination of this offering. Because the selling stockholder may sell all, some or none of its shares or may acquire or dispose of other shares of common stock, we cannot estimate the aggregate number of shares that will be sold in this offering or the number or percentage of shares of common stock that the selling stockholder will own upon completion of this offering.

         Information with respect to the shares of our common stock beneficially owned by the selling stockholder follows:

----------------------------------------------------------------------------------------------------------------
                                          BENEFICIAL                                       BENEFICIAL
                                           OWNERSHIP                                        OWNERSHIP
                                            PRIOR TO                                          AFTER
                                        RESALE OF SHARES                                RESALE OF SHARES
----------------------------------------------------------------------------------------------------------------
                                                                   Number of
                                      Number of                   Shares Being       Number of
 Name of Selling Stockholder           Shares        Percent        Offered            Shares         Percent
----------------------------------------------------------------------------------------------------------------
  Pine Ridge Financial, Inc.        3,365,302(1)     9.9%(1)      3,854,000(2)      2,960,407(3)      8.9%(4)
----------------------------------------------------------------------------------------------------------------

(1) The selling stockholder cannot convert the debentures, to the extent that it would then own, together with its affiliates, more than 9.999% of the shares of our common stock then outstanding. The amount set forth in the table is based on information provided by the selling stockholder and gives effect to such existing 9.999% limitation based on 30,693,320 shares of common stock outstanding plus certain common stock equivalents exercisable within 60 days and held by the holder. Without giving effect to such existing 9.999% limitation, the selling stockholder has the right to acquire 3,666,289 shares or 10.8% including: (i) 371,916 shares of common stock held directly, (ii) an aggregate of 1,129,667 shares of common stock which may be acquired upon exercise of currently outstanding warrants to acquire such number of shares, and (iii) 164,706 shares which the selling stockholder has the right to acquire upon conversion of approximately $700,000 of currently outstanding unsecured convertible debentures at the conversion price of $4.25 per share and (iv) 2,000,000 shares which the selling stockholder has the right to acquire upon conversion of $8.5 million of currently outstanding secured convertible debentures at the conversion price of $4.25 per share ($3 million of which will be exchanged for unsecured convertible debentures upon effectiveness of the registration statement of which this prospectus forms a part and the resale of shares acquired upon conversion thereof are offered hereby). No shares are included in the table relating to conversions of unsecured debentures at the election of the Company at prices of less than $4.25, since conversions at the election of the Company must be initiated by the Company and, as such, are not within the control of the selling stockholder and therefore not deemed beneficially owned by the selling stockholder.

(2) The Company is contractually obligated to register all the shares offered hereby. In accordance with the terms of the registration rights agreement with the selling stockholder, we determined the number of shares of common stock to be offered for resale by doubling the approximate number of shares that could be issued upon conversion of $3 million principal amount of unsecured convertible debentures based on the closing price of our common stock on May 20, 2003, discounted at 10%. The number of shares that we may actually issue may be more or less than the 3,854,000 shares being offered by the selling stockholder through this prospectus because the conversion of the unsecured convertible debentures may, at the option of the Company, be based on a formula that is dependent upon the market price of our common stock.

(3) Includes: (i) 371,916 shares of common stock held directly, (ii) an aggregate of 1,129,667 shares of common stock which may be acquired upon exercise of currently outstanding warrants to acquire such number of shares, and
(iii) 164,706 shares which the selling stockholder has the right to acquire upon conversion of approximately $700,000 of currently outstanding unsecured convertible debentures at the conversion price of $4.25 per share and (iv) 1,294,118 shares which the selling stockholder has the right to acquire upon conversion of $5.5 million of currently outstanding secured convertible debentures (after giving effect to the exchange of $3 million of secured debentures for unsecured debentures upon effectiveness of the registration statement of which this prospectus forms a part and assuming the resale by the selling stockholder of all shares acquired upon conversion thereof) at the conversion price of $4.25 per share. No shares are included in the table relating to conversions of unsecured debentures at the election of the Company at prices of less than $4.25, since conversions at the election of the Company must be initiated by the Company and, as such, are not within the control of the selling stockholder and therefore not deemed beneficially owned by the selling stockholder. The selling stockholder cannot exercise its warrants nor may it convert its debentures, to the extent that it would then own, together with its affiliates, more than 9.999% of the shares of our common stock then outstanding.

(4) The Company has filed additional registration statements as described in the table on page 5 of this prospectus registering, among other things, the resale by the selling stockholder of 1,666,289 shares, which is the number of shares which can be acquired by the selling stockholder set forth in footnotes 1 and 3 items (i), (ii) and (iii) above. Assuming the acquisition and resale by the selling stockholder of all such shares and the shares offered hereby and that no other shares of common stock are acquired or disposed of by the selling stockholder prior to the termination of this offering, the selling stockholder would beneficially own only 1,294,118 shares set forth in footnote 3 item (iv) above or 4.04%.


                              PLAN OF DISTRIBUTION

         The selling stockholder and any pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

                o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

                o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

                o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

                o an exchange distribution in accordance with the rules of the applicable exchange;

                o     privately negotiated transactions;

                o     short sales;

                o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

                o     a combination of any such methods of sale; and

                o     any other method permitted pursuant to applicable law.

         The selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

         Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholder may from time to time pledge or grant a security interest in some or all of the common stock, convertible debentures or warrants owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder has have informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         The Company has agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered by this prospectus will be passed upon for us by Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C., Newark, New Jersey.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act and the rules and regulations thereunder for the registration of the resale of shares of common stock. This prospectus is part of the registration statement. As allowed by the SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

         The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus and information we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

         The documents that we are incorporating by reference are:

                o Our Annual Report on Form 10-K for the year ended December 31, 2002;

                o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

                o Our Current Reports on Form 8-K filed with the SEC on January 27 and April 29, 2003;

                o The description of our common stock that is contained in our Registration Statement on Form S-1 filed with the SEC on January 9, 2001.

         Any document which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the end of any offering of securities made under this prospectus will also be considered to be incorporated by reference.

         If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. We will provide such documents to you free of charge, but will not include any exhibits, unless those exhibits are incorporated by reference into the document. You should address requests for documents to Stephen S. Tang, President, Chief Executive Officer and Acting Chief Financial Officer, Millennium Cell Inc., 1 Industrial Way West, Eatontown, New Jersey 07724.

         You can inspect and copy all or any portion of the registration statement or any reports, statements or other information we file at the public reference facility maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the operation of the public reference rooms. Copies of all or any portion of the registration statement can be obtained from the public reference section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the registration statement is publicly available through the Securities and Exchange Commission's Internet site located at www.sec.gov.

                         [GRAPHIC OMITTED]MILLENIUM CELL









                                  COMMON STOCK





                                   PROSPECTUS





                                  JUNE 30, 2003